EXHIBIT 99.1

8/6/2003 Orlando, FL

Serving The St. Louis Metro-East Market, APG Is Expected To Contribute Over $2.8 Million In

Annual Revenue And $1.1 Million In Annual EBITDA To PainCare

ORLANDO, FL – (PR Newswire) – August 6, 2003 - PainCare Holdings, Inc. (AMEX:PRZ) today announced that the Company has finalized the acquisition of Associated Physicians Group (APG), a fully integrated pain management group practice serving the St. Louis Metro-East market with offices in O’Fallon, Freeburg and Glen Carbon, Illinois.

Based on the historical financial performance of APG, PainCare expects the practice to contribute $2.8 million in annual revenue and $1.1 million in annual EBITDA to the Company. The APG acquisition represents PainCare’s second acquisition in 2003. In May, PainCare acquired Medical Rehabilitation Specialists II, P.A., a highly profitable physiatry and pain management practice located in Tallahassee, Florida. Collectively, the Company now owns and/or operates six well-established medical practices throughout North America, which specialize primarily in spine surgery, orthopedic rehabilitation and/or pain management.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation.

Through strategic acquisitions and management service agreements, the Company is establishing a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. Currently, PainCare owns and operates: Advanced Orthopaedics of South Florida, Inc., located in Lake Worth, Florida, that specializes in minimally invasive spine surgery; Rothbart Pain Management Clinic, Inc., one of the largest providers of pain management services in Canada; Spine One, P.C., a pain management practice specializing in minimally invasive spine procedures; and Pain & Rehabilitation Network, Inc., dba “The Pain Center,” an established pain management practice serving the Greater Jacksonville area in Florida, and led by Andrea M. Trescot, M.D., considered one of the leading pain management physicians in the country; Medical Rehabilitation Specialists II, P.A., an established physiatry and pain management practice located in Tallahassee, Florida, led by Kirk Mauro, M.D., one of the country’s leading physiatrists; and Associated Physicians Group (APG), a fully integrated pain management group practice serving the St. Louis Metro-East market.

In addition, PainCare operates a turnkey orthopedic rehabilitation program, marketed as MedX-Direct, utilizing joint venture partner MedX’ patented, proprietary, rehabilitation equipment to provide selected healthcare providers with an enhanced revenue stream into their practices.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

AT PAINCARE,

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net